Exhibit 99.1

Tivic Health Systems, Inc.
Restricted Stock Unit Notice of Grant
Inducement Grant

FOR GOOD AND VALUABLE CONSIDERATION, Tivic Health Systems, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named below, an Award of Restricted Stock Units (the “RSU Award”), upon the terms and subject to the conditions set forth in that Employment Agreement entered into by and between the Company and the Participant named below on February 18, 2025 (the “Employment Agreement”) and this Restricted Stock Unit Notice of Grant (the “Grant Notice”). The RSU Award has been granted as an “inducement” award under the Nasdaq Listing Rule 5635(c)(4) pursuant to the Employment Agreement and the Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) attached hereto, and has been granted outside of the Company’s Amended and Restated 2021 Equity Incentive Plan (as may be amended from time to time, the “Plan”) or any other established equity incentive plan of the Company. Notwithstanding the foregoing, the RSU Award shall be subject to the same terms as set forth in the Plan and will be governed in all respects as though it were issued under the Plan, and unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Grant Notice.

Participant:	Michael Handley
Date of Grant:	February 18, 2025
Vesting Commencement Date:	February 18, 2025
Number of Restricted Stock Units:	600,000

1. Vesting Schedule: Subject to any acceleration provisions contained in the Employment Agreement, RSU Agreement or set forth below, the Restricted Stock Units subject to this RSU Award (the “Restricted Stock Units”) will vest in accordance with the following schedule: (i) no Restricted Stock Units will be vested prior to the Vesting Commencement Date; (ii) twenty-five percent (25%) of the Restricted Stock Units will vest upon the one (1) year anniversary of the Vesting Commencement Date, provided that there has not been a Termination of Service as of such date; and (iii) the balance of the Restricted Stock Units will be vested in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Vesting Commencement Date such that 100% of the Restricted Stock Units shall have vested on the fourth anniversary of the Vesting Commencement Date, provided that there has not been a Termination of Service as of each such date.

In no event will any portion of the Restricted Stock Units vest after a Termination of Service, and the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate upon a Termination of Service.

2. Change in Control. Notwithstanding the provisions of Section 1 hereof, in the event of a Change in Control (as defined in the Plan):

(a)Provided that there has not been a Termination of Services as of such date, the right to receive Shares under the Restricted Stock Units shall accelerate automatically and vest in full, and the Restricted Stock Units shall become vested as to all of the Restricted Stock Units, effective as of immediately prior to the consummation of the Change in Control (as defined in the Plan) unless the Restricted Stock Units are to be assumed by the acquiring or successor entity (or parent thereof) or new Restricted Stock Units or New Incentives are to be issued in exchange therefor, as provided in Section 2(b) below. If the vesting of the Restricted Stock Units will accelerate pursuant to this Section 2(a), then the Board shall cause written notice of the Change in Control transaction to be given to the Participant not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

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(b)The vesting of the Restricted Stock Units shall not accelerate if and to the extent that: (i) the Restricted Stock Units (including the unvested portion thereof) are to be assumed by the acquiring or successor entity (or parent thereof) or a new Restricted Stock Units of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) the Restricted Stock Units (including the unvested portion thereof) are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Board in its discretion may consider equitable. If the Restricted Stock Units are assumed, or if new Restricted Stock Units of comparable value are issued in exchange therefor, then the Restricted Stock Units or the new Restricted Stock Units shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon settlement of the Restricted Stock Units had the Restricted Stock Units vested immediately prior to the Change in Control.

(c)If the provisions of Section 2(b) above apply, then the Restricted Stock Units, the new Restricted Stock Units or the New Incentives shall continue to vest in accordance with the provisions of Section 1 hereof and shall continue in effect for the remainder of the term of the Restricted Stock Units in accordance with the provisions hereof. However, in the event of an Involuntary Termination (as defined below), which results in Participant’s Termination of Service, within twelve (12) months following such Change in Control, then vesting of the Restricted Stock Units, the new Restricted Stock Units or the New Incentives, as applicable, shall accelerate in full automatically effective upon such Involuntary Termination.

(d)“Involuntary Termination” shall mean Participant’s Termination of Service by reason of:

(A)Participant’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Participant) for reasons other than Cause (as defined in the Restricted Stock Unit Agreement), or

(B)Participant’s voluntary resignation following (x) the assignment to Participant of any authority, duties or responsibilities or the reduction of Participant’s authority, duties or responsibilities, either of which results in a material diminution in Participant’s authority, duties or responsibilities at the Company; (y) a material reduction of 20% or more by the Company in Participant’s base salary, other than a one-time reduction that is applicable to substantially all other similarly-situated executives; or (y) except as otherwise herein contemplated, a non-temporary relocation of Participant’s principal work location office to a location that increases Participant’s one way commute from Participant’s principal residence by more than 50 miles; provided, however, that any resignation by Participant due to any of the foregoing conditions specified in this clause (B) shall only be deemed an Involuntary Termination if: (i) Participant gives the Company written notice within 60 days after Participant knows or should know of the initial existence of such event or action, (ii) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from Participant, and (iii) Participant terminates employment within 60 days following the end of the cure period.

(e)The provisions of this Section shall not limit the grounds for the dismissal or discharge of Participant or any other individual in the service of the Company, the acquiring or successor entity (or parent or any subsidiary thereof).

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Award Agreement, the Employment Agreement, and the Plan.

Further, by their signatures below, the Company and the Participant agree that the RSU Award is governed by this Grant Notice, the Employment Agreement, and by the provisions of the Plan (despite the fact that the RSU Award was granted outside of the Plan) and the RSU Award Agreement, both of which are attached to and made a part of this Grant Notice. Participant acknowledges receipt of copies of the Plan and the RSU Award Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the RSU Award subject to all of their terms and conditions. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Employment Agreement the RSU Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the RSU Award and supersede all prior oral and written agreements on that subject.

*Participant understands and acknowledges that the vesting of the Restricted Stock Units will terminate upon a Termination of Service (as defined in the Plan).

[Signatures on following page]

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Tivic Health Systems, Inc.		Participant: Michael Handley

By:	/s/ Lisa Wolf	/s/ Michael Handley
	Lisa Wolf, Interim CFO	Signature

Date:	February 18, 2025	Date:	February 18, 2025

Address:

Attachments:	(I) Restricted Stock Unit Award Agreement

(II) Amended and Restated 2021 Equity Incentive Plan

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Attachment I

Tivic Health Systems, Inc.
Restricted Stock Unit Award Agreement

Inducement Grant

As reflected by the Restricted Stock Unit Notice of Grant (“Grant Notice”) that Employment Agreement entered into by and between Tivic Health Systems, Inc., a Delaware Corporation (the “Company”), and the Participant on February 18, 2025 (the “Employment Agreement”), the Grant Notice and this Restricted Stock Award Agreement (the “Award Agreement”), the Company has granted to Participant an RSU Award for the number of restricted stock units as indicated in the Grant Notice (the “RSU Award”). The RSU Award has been granted as an “inducement” award under the Nasdaq Listing Rule 5635(c)(4), and has been granted outside of the Company’s Amended and Restated 2021 Equity Incentive Plan (as may be amended from time to time, the “Plan”) or any other established equity incentive plan of the Company. Notwithstanding the foregoing, the RSU Award shall be subject to the same terms as set forth in the Plan and will be governed in all respects as though it were issued under the Plan. The terms of the RSU Award as specified in the Grant Notice, the Employment Agreement and this Restricted Stock Unit Award Agreement constitute the “Award Agreement.” Defined terms not explicitly defined herein but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to the RSU Award are as follows:

1.Governing Plan Documents. Participant’s RSU Award is subject to all the provisions of the Plan (despite the fact that the RSU Award was granted outside of the Plan), including but not limited to the provisions in:

(a)Section 6(c) of the Plan regarding the award, issuance and settlement of Restricted Stock Units;

(b)Section 11 of the Plan regarding adjustments upon a Change in Control; and

(c)Section 13(c) of the Plan regarding the Company’s retained rights to terminate Participant’s employment or other services to the Company notwithstanding the grant of the RSU Award.

The RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the RSU Award Agreement shall control.

2.Grant of RSU Award. This RSU Award represents Participant’s right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice, subject to any adjustments as provided in the Plan and Participant’s satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award, as set forth in the Plan and the provisions of Section 4 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by the RSU Award.

3.Vesting. Participant’s Restricted Stock Units will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, subject to the provisions contained herein and the terms of the Plan. Except as otherwise set forth in the Employment Agreement, vesting will cease upon a Termination of Service.

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4.Dividends. Except as may otherwise be provided in the Plan, Participant may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock to be issued in respect of the Restricted Stock Units covered by the RSU Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Units and shall be paid at the same time that the corresponding shares are issued in respect of Participant’s vested Restricted Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Common Stock, then Participant will automatically be granted a corresponding number of additional Restricted Stock Units subject to the RSU Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Restricted Stock Units subject to the RSU Award with respect to which the Dividend Units relate.

5.Withholding Obligations.  As further provided in Section 13(g) of the Plan, the Company shall have the right to withhold or otherwise require Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements (the “Withholding Obligation”) prior to delivery of any Common Stock in respect of the RSU Award. In the event the that the amount of the Withholding Obligation is greater than the amount withheld by the Company, Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to Participant one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 4 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when Participant is otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to Participant under this Award, and (B) not to permit Participant to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit Participant to pay the Withholding Obligation in cash,

(iii)then the shares that would otherwise be issued to Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when Participant is not prohibited from selling shares of the Company’s Common Stock in the open public market or on such other date determined by the Company, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

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7.Transferability. Except as otherwise provided in the Plan, Participant’s RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

8.Company Not Liable for Taxes. As a condition to accepting the RSU Award, Participant hereby (a) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledges that Participant was advised to consult with Participant’s own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

9.Miscellaneous.

(a)This Award Agreement shall bind and inure to the benefit of the parties’ heirs, legal representatives, successors and permitted assigns.

(b) The Employment Agreement, this Award Agreement, the Grant Notice and the terms of the Plan (despite the fact that the RSU Award was granted outside of the Plan), constitute the entire agreement between the parties pertaining to the subject matter contained herein and they supersede all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Award Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Award Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. In the event there exists any conflict or discrepancy between any of the terms in the Plan and this Award Agreement, the terms of the this Award Agreement shall be controlling. A copy of the Plan has been delivered to Participant and also may be inspected by Participant at the principal office of the Company.

(c) Should any portion of the Employment Agreement, the Plan, the Grant Notice or this Award Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Award Agreement and shall not affect the remainder hereof.

(d) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (iv) the same day if sent via electronic means (including via fax or email) before close of business on that day, or the next business day if sent on a weekend or after close of business on that day. All communications shall be sent to the Company at its principal executive office, and to Participant at the address set forth in the Company’s records, or at such other address as the Company or Participant may designate by ten (10) days advance written notice to the other party hereto.

(e) This Award Agreement shall be construed according to the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

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Attachment II

Amended and Restated 2021 Equity Incentive Plan

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